EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-135612) of H. J. Heinz Company of our report dated June 16, 2010 relating to the statement of net assets available for benefits of H. J. Heinz Company SAVER Plan, which appears in this Form 11-K.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
June 22, 2011

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